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                          SUB-ADMINISTRATION AGREEMENT


                  AGREEMENT made as of July 31, 1992 by and between BNY Hamilton Distributors, Inc., a Delaware Corporation (the "Administrator"), and The Bank of New York, a New York corporation authorized to do a banking business (the "Sub-Administrator").

                  WHEREAS, the Administrator has entered into an Administration Agreement dated the date hereof (the "Administration Agreement") to provide administration services to BNY Hamilton Funds, Inc. (the "Corporation"), which is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and which intends to offer its shares in the series specified in the Administration Agreement (each a "Series" and collectively the "Series");

                  WHEREAS, the Administration Agreement authorizes the Administrator to delegate any of its duties and obligations under the Administration Agreement to any agent whenever and on such terms and conditions as it deems necessary or appropriate upon receipt of the prior written consent of the Series;

                  WHEREAS, the Administrator desires to retain the SubAdministrator to provide administration services for the Series and the Sub-Administrator is willing to provide such services, all as more fully set forth below;

                  WHEREAS, The Sub-Administrator is experienced in providing administration services to investment companies and possesses facilities sufficient to provide such services; and

                  WHEREAS, the Board of Directors of the Corporation has approved this Agreement on behalf of each of the Series.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

                  1.       Appointment

                  The Administrator hereby appoints the Sub-Administrator as its agent for the term of this Agreement to perform the services described herein. The Sub-Administrator hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

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                  2.       Representations and Warranties

                  Each party hereby represents and warrants to the other, which representations and warranties shall be deemed to be continuing, that:

                  (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (b) This Agreement has been duly authorized, executed and delivered by it in accordance with all requisite action and constitutes a valid obligation legally binding upon it, enforceable in accordance with its terms; and

                  (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

                  3.       Delivery of Documents


(a) The Corporation has agreed to deliver to the Administrator, and upon such delivery the Administrator will promptly deliver to the Sub-Administrator, a true and correct copy of each of the following documents as currently in effect and all future amendments and supplements thereto, if any:

                           (i) The Corporation's articles of incorporation and all amendments thereof (the "Charter");

                          (ii) The Corporation's by-laws (the "By-Laws");

                         (iii) Resolutions of the Corporation's Board of Directors approving this Agreement;

                          (iv) The Corporation's registration statement most recently filed with the Securities and Exchange

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         Commission (the "SEC") relating to the shares of the
         Corporation (the "Registration Statement");

                           (v) The Corporation's Notification of Regis tration under the 1940 Act on Form N-8A filed with the SEC; and

                          (vi) The Corporation's Prospectus and Statement of Additional Information pertaining to each Series (collectively, the "Prospectus").

                  (b) The Charter shall be accompanied by a copy of a certificate of the Maryland State Department of Assessments and Taxation. Each copy of the By-laws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be accompanied by a copy of a certificate of the Secretary or an Assistant Secretary of the Corporation.

                  (c) It shall be the sole responsibility of the Administrator to deliver to the Sub-Administrator the currently effective Prospectus of each Series and the Sub-Administrator shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by the Sub-Administrator.


         4.  Duties and Obligation of the Sub-Administrator

                  (a) Subject to the provisions of this Agreement, the Sub-Administrator shall provide for each Series the administrative services set forth on Schedule I attached hereto.

                  (b) In performing hereunder, the Sub-Administrator shall provide, at its expense, office space, facilities, equipment and personnel.

                  (c) The Sub-Administrator shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Series, distribution of shares of any Series or other services normally performed by the Series' respective counsel or independent auditors.

                  (d) The Administrator shall provide the Sub Administrator, upon request, with such information, documents and advice relating to the Series as is within the possession or knowledge of the Administrator, in order to enable the Sub-Administrator to perform its duties hereunder. In connection with its duties hereunder, the Sub-Administrator shall be entitled to rely upon

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instructions, advice or any documents relating to the Series provided to the
Sub-Administrator by the Administrator or by the officers, advisors, sponsor, distributor, legal counsel, independent accountants or transfer agent of the Corporation.

                  (e) Nothing in this Agreement shall limit or restrict the Sub-Administrator, any affiliate of the Sub-Administrator or any officer or employee thereof from performing services for any third parties.

                  (f) The Sub-Administrator shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against the Sub-Administrator in connection with this Agreement.

                  5.       Standard of Care; Indemnification

                  (a) The Sub-Administrator acknowledges that the performance of this Agreement is for the benefit of the Series, that the Sub-Administrator shall be directly liable and responsible to the Series and to the Administrator for the performance of its obligations hereunder, and that either the Series (or the Corporation on behalf of the Series) or the Administrator may therefore enforce in its own name and for itself such liability and responsibility against the Sub-Administrator; provided that, except as otherwise provided herein, the Sub-Administrator shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by a Series, except those costs, expenses, damages, liabilities or claims arising out of the Sub-Administrator's own bad faith, negligence or wilful misconduct. In no event shall the Sub-Administrator be liable to any Series, the Administrator, or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement.

                  (b) To the extent that the Administrator is indemnified and held harmless by one or more of the Series, the Administrator shall indemnify and hold harmless the Sub-Administrator from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Series), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against the Sub-Administrator, by reason of or as a result of any action taken or omitted to be taken by the Sub-Administrator in good faith hereunder or in reliance upon
(i) any law, act, regulation or

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interpretation of the same, (ii) the Registration Statement or Prospectus of any
Series, (iii) any instructions of an officer of the Administrator or of a Series, or (iv) any opinion of legal counsel for a Series, the Administrator or the Sub-Administrator, or arising out of transactions or other activities of any Series which occurred prior to the commencement to this Agreement; provided that the Administrator shall not indemnify the Sub-Administrator for costs, expenses, damages, liabilities or claims arising out of the Sub-Administrator's own negligence, bad faith or wilful misconduct. This sub-paragraph shall be a continuing obligation of the Administrator, its successors and assigns, notwithstanding the termination of this Agreement.

                  (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by the Sub-Administrator to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Series, the Administrator or the Sub-Administrator, shall be conclusively presumed to have been taken or omitted in good faith.

                  6.       Compensation

                  For the services provided hereunder, the Administrator agrees to pay the Sub-Administrator a fee as agreed upon from time to time in writing by the parties hereto (Exhibit A).

                  7.       Term of Agreement

                  (a) This Agreement shall continue until terminated by either party hereto, or by a Series, giving a notice in writing specifying the date of such termination, which date shall be not less than 60 days after the date of the giving of such notice. If such notice is given by either party hereto, it shall be given to the other party hereto and all Series affected thereby. If such notice is given by any Series, it shall be given to both parties hereto. Upon termination hereof, the Administrator shall pay to the Sub-Administrator such compensation as may be due as of the date of such termination, and shall reimburse the Sub-Administrator for any disbursements and expenses made or incurred by the Sub-Administrator and payable or reimbursable hereunder.

                  (b) Notwithstanding the foregoing, the Sub-Administrator may terminate this Agreement upon 60 days'

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prior written notice as aforesaid if the Administrator shall fail to perform its obligations hereunder in a material respect.

                  8.       Amendment

                  This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto, and approved by the Corporation's Board of Directors.

                  9.       Assignment

                  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided that this Agreement shall not be assignable by either party without the written consent of the other party and the approval of the Corporation's Board of Directors.

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                  10.      Governing Law

                  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

                  11.      Severability

                  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

                  12.      No Waiver

                  Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

                  13.      Notices

                  All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

                  If to a Series, at

                  c/o BNY Hamilton Funds, Inc.
                  156 W. 56th Street, Suite 1902
                  New York, New York 10019
                  Attn: Richard E. Stierwalt

                  If to the Administrator, at

                  BNY Hamilton Distributors, Inc.
                  156 W. 56th Street, Suite 1902
                  New York, New York 10019
                  Attn: Richard E. Stierwalt
                        Chief Executive Officer

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                  if to the Sub-Administrator, at

                  The Bank of New York
                  One Wall Street
                  New York, New York 10015
                  Attn: Douglas Adams;

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

                  14.      Counterparts

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.


                                            BNY HAMILTON DISTRIBUTORS, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            THE BANK OF NEW YORK


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

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Exhibit A

COMPENSATION


BNY Hamilton Money Fund

Range of Asset Values                              % to
---------------------
Sub-
                                                 Administrator
                                                 -------------
$1 to $500 million                                   .04
$500 million to $1 billion                           .05
$1 billion to $3 billion                             .06
over $3 billion                                      .07

BNY Hamilton Intermediate Government Bond Fund, BNY Hamilton Intermediate New York Tax-Exempt Fund and BNY Hamilton Equity Income Fund.

Range of Asset Values                              % to
---------------------
Sub-
                                                 Administrator
                                                 -------------
$1 to $75 million                                    .05
$75 million to $200 million                          .10
$200 million to $400 million                         .15
over $400 million                                    .175

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SCHEDULE I

SUB-ADMINISTRATION SERVICES

1. Maintain all records required of registered investment companies pursuant to Section 31 of the 1940 Act and the Rules thereunder.

2. Monitor and document compliance by each Series with its policies and restrictions as described in its Prospectus.

3. Participate in the periodic updating of each Series' Registration Statement and Prospectus and, subject to approval by such Series' Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Series' shareholders, including annual and semi-annual reports to shareholders, annual and semi-annual Form N-SAR, notices pursuant to Rule 24(f)-2 and proxy materials.

4. Prepare federal, state and local income tax returns for each Series and file such returns upon the approval of the Series' respective independent accountants; monitor and report on Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to each Series' directors; monitor compliance with Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to Original Issue Discount and premium amortization as required; perform ongoing wash sales review (i.e., purchases and sales of Series investments within 30 days of each other).

5. Prepare and, subject to approval of the Administrator, disseminate to such Series' Board quarterly unaudited financial statements and schedules of such Series investments and make presentations to the Board, as appropriate.

6. Subject to approval of the Administrator, assist such Series in obtaining fidelity bond and E&O/D&O insurance coverage.

7. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI and Lipper Analytical).

8.       Attend shareholder and Board meetings as requested from time to time.

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9.       Maintain expense files and coordinate the payment of invoices.


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